Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 8, 2017, with respect to the combined financial statements and supplemental combined financial statements of Newmark Knight Frank included in the Registration Statement (Form S-1) and related Prospectus of Newmark Group, Inc. dated October 23, 2017.

/s/ Ernst & Young LLP

New York, New York

October 23, 2017